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                            ARTICLES OF INCORPORATION
                                       OF
                            PFGI CAPITAL CORPORATION


THIS IS TO CERTIFY THAT:

                  FIRST: The undersigned, Tayfun Tuzun, whose address is c/o Provident Financial Group, Inc., One East Fourth Street, Cincinnati, Ohio 45202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

                  SECOND: The name of the corporation (which is hereinafter called the "Corporation") is:


                            PFGI Capital Corporation

                  THIRD: The Corporation is formed for the purpose of carrying on any lawful business.

                  FOURTH: The address of the principal office of the Corporation in this State is c/o Ballard Spahr Andrews & Ingersoll, LLP, 300 East Lombard Street, Baltimore, Maryland 21202.

                  FIFTH: The name of the resident agent of the Corporation is The Corporation Trust Incorporated whose address is 300 East Lombard Street, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

                  SIXTH: The total number of shares of stock which the Corporation has authority to issue is 100 shares, $0.01 par value per share, all of one class. The aggregate par value of all authorized shares having a par value is $1.00.

                  SEVENTH: The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The initial director is:

                                  TAYFUN TUZUN

                  EIGHTH: (a) The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

                          (b) The Board of Directors of the Corporation may
authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or



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hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

                          (c) The Board of Directors of the Corporation may, by
articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.

                  NINTH: To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

                  IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 3rd day of May, 2002.


                                               /s/ Tayfun Tuzun
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